UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WESTLAKE CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2007

To the Stockholders:

The annual meeting of stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) will be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on Friday, May 18, 2007 at 9:00 a.m. local time for the following purposes:

(1)	To elect three members of the Board of Directors for the terms described in the Proxy Statement;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on Monday, April 2, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the annual meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Any stockholder may revoke the proxy for any reason and at any time before it is voted.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed proxy if you are voting over the Internet or by telephone.

VOTE BY INTERNET American Stock Transfer & Trust Company http://www.voteproxy.com 24 hours a day/7 days a week	VOTE BY TELEPHONE American Stock Transfer & Trust Company 1-800-PROXIES via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 17, 2007. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 17, 2007. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

Stephen Wallace

Vice President, General Counsel and Secretary

Dated: April 13, 2007

WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For Annual Meeting of Stockholders To Be Held on May 18, 2007

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) on or about April 13, 2007 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Friday, May 18, 2007 at 9:00 a.m. local time at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect three members of the Board of Directors for the terms described herein;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the form of proxy are being first sent to stockholders on or about April 13, 2007.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy; and

(2)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on April 2, 2007, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 65,467,880 shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote. The affirmative vote of a majority of the votes cast at the annual meeting, either in person or by proxy, is required for the approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will be counted as a vote against the proposal. Broker non-votes will not be included in the total votes cast and will not affect the outcome of the vote.

In addition to mailing this material to the stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold common stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged American Stock Transfer & Trust Company to tabulate voting results.

INFORMATION REGARDING BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of the date of this Proxy Statement, TTWF LP, our principal stockholder, owns 70.27% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. E. William Barnett, Robert T. Blakely and Max L. Lukens and Dr. Gilbert Whitaker are independent from our management, as “independence” is defined by the rules and regulations of the Securities & Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them. Dr. Whitaker is a Professor of Business Economics at the Jesse H. Jones Graduate School of Management of Rice University. In addition, Dr. Whitaker is the former Dean of the Jesse H. Jones Graduate School of Management of Rice University. Our President and Chief Executive Officer, Albert Chao, is a trustee of Rice University. Our Board of Directors has determined that, notwithstanding these relationships with Rice University, Dr. Whitaker is “independent” as such term is defined in the rules and regulations of the SEC and by the listing standards of the New York Stock Exchange. In making such determination, the Board of Directors considered, among other things, that: Rice University has 25 trustees; Dr. Whitaker reports to the Dean of the Jesse H. Jones Graduate School of Management of Rice University who in turn reports to the provost (chief academic officer) of the University, who in turn reports to the president (chief executive officer) of the University, who in turn reports to the board of trustees, and Dr. Whitaker thus does not report to the board of trustees; and the Dean, not the board of trustees, sets Dr. Whitaker’s compensation.

EXECUTIVE SESSIONS

The Company’s governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since one of the non-management directors is not independent, the Company’s governance guidelines require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with these directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is comprised of Robert T. Blakely (chairman), E. William Barnett, Max L. Lukens and Dr. Gilbert R. Whitaker, Jr. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The board has determined that each of Messrs. Blakely and Lukens and Dr. Whitaker is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. This Committee held seven meetings in 2006. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our Web site at: http://www.westlakechemical.com under “Investor Relations—Corporate Governance.”

The Compensation Committee

The Compensation Committee of the Board of Directors is comprised of Albert Chao, Dorothy C. Jenkins and Max L. Lukens (chairman). Since Westlake is considered to be controlled by the principal stockholder under New York Stock Exchange rules, all Compensation Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao and Dorothy C. Jenkins are not “independent” as defined by those listing standards. The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies. This Committee held four meetings in 2006. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our Web site at: http://www.westlakechemical.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee

The Nominating and Governance Committee is comprised of E. William Barnett, Albert Chao, James Chao and Dr. Gilbert R. Whitaker, Jr. (chairman). Since Westlake is considered to be controlled by the principal stockholder under New York Stock Exchange rules, all Nominating and Governance Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao and James Chao are not “independent” as defined by those listing standards. The Nominating and Governance Committee’s primary functions are (1) to identify individuals qualified to become directors of the Company, (2) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (3) to recommend committee assignments for directors, (4) to monitor and periodically assess the performance of the Board of Directors and its committees, and (5) to develop and recommend to the Board of Directors appropriate corporate governance policies, practices and procedures for the Company. In assessing the qualifications of prospective nominees to serve as directors, the committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, and commitment to acting in the best interests of the Company and its stockholders. Mr. Barnett, who was appointed one of our directors in June 2006, was identified by recommendation of other directors. This Committee held five meetings in 2006. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our Web site at: http://www.westlakechemical.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation.

CORPORATE GOVERNANCE

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees and Principles of Corporate Governance. You can find the above-referenced documents by visiting our Web site: http://www.westlakechemical.com under “Investor Relations—Corporate Governance.” We will post on our Web site any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

You may also obtain a printed copy of the material mentioned above and the charters of our Board committees by contacting us at the following address:

Westlake Chemical Corporation

Attn: Investor Relations

2801 Post Oak Boulevard

Houston, Texas 77056-6105

(713) 960-9111

COMMUNICATIONS WITH DIRECTORS

Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management directors as a group, the interested party should address such communication as follows: Non-management Directors, c/o Corporate Secretary, Westlake Chemical Corporation, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management and independent directors. The non-management director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management directors and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE

The Board of Directors held six meetings in 2006. Dr. Whitaker attended 66% of the Board meetings, 42% of the Audit Committee meetings, and 60% of the Nominating and Governance Committee meetings. During 2006, except for Dr. Whitaker, all other directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. Five directors attended our annual meeting of stockholders in 2006.

COMPENSATION OF DIRECTORS

Directors who are also full-time officers or employees of Westlake or affiliates of our principal stockholder receive no additional compensation for serving as directors. Effective October 1, 2006, all other directors receive an annual retainer of $55,000. The Audit Committee chairman receives an additional annual retainer of $10,000 and the Compensation Committee chairman and Nominating and Governance Committee chairman each receive an additional $5,000.

Under our 2004 Omnibus Incentive Plan, which we refer to as our “2004 plan,” the Board of Directors, effective August 21, 2006, authorized the issuance of 831 shares of restricted stock to each outside director. The shares of restricted stock will vest in three equal installments on August 21, 2007, 2008 and 2009, subject to the grantee’s continuous position as a director of Westlake. In addition, effective August 21, 2006, the outside directors received options to purchase 1,345 shares of common stock with a strike price of $30.07. These options vest in four equal installments on August 21, 2007, 2008, 2009 and 2010, subject to the grantee’s continued position as a director of Westlake.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		Option Awards(2) ($)		All Other Compensation (3) ($)	Total ($)
E. William Barnett(4)	$25,000	$3,006	(5)	$1,485	(6)	$66	$29,557
Robert Blakely	$57,500	$10,092	(7)	$7,481	(8)	$162	$75,235
Dorothy Jenkins	$47,500	$10,092	(9)	$7,481	(10)	$162	$65,235
Max Lukens	$52,500	$10,092	(11)	$7,481	(12)	$162	$70,235
Gilbert Whitaker	$52,500	$10,092	(13)	$7,481	(14)	$162	$70,235

(1)	These amounts represent the compensation cost recognized by us in 2006 related to restricted stock awards to our directors, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	These amounts represent the compensation cost recognized by us in 2006 related to stock option awards to our directors, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	All other compensation amounts represent dividend payments with respect to shares of restricted stock that were paid to the directors before the vesting of the shares.
(4)	Mr. Barnett was elected as a director in June 2006.
(5)	Mr. Barnett was granted 831 shares of restricted stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $24,988. As of December 31, 2006, Mr. Barnett had 831 shares of unvested restricted stock.
(6)	Mr. Barnett was granted stock options to purchase 1,345 shares of stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $16,463. As of December 31, 2006, Mr. Barnett had 1,345 options outstanding.
(7)	Mr. Blakely was granted 831 shares of restricted stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $24,988. As of December 31, 2006, Mr. Blakely had 1,352 shares of unvested restricted stock.
(8)	Mr. Blakely was granted stock options to purchase 1,345 shares of stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $16,463. As of December 31, 2006, Mr. Blakely had 4,104 options outstanding.
(9)	Ms. Jenkins was granted 831 shares of restricted stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $24,988. As of December 31, 2006, Ms. Jenkins had 1,352 shares of unvested restricted stock.

(10)	Ms. Jenkins was granted stock options to purchase 1,345 shares of stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $16,463. As of December 31, 2006, Ms. Jenkins had 4,104 options outstanding.
(11)	Mr. Lukens was granted 831 shares of restricted stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $24,988. As of December 31, 2006, Mr. Lukens had 1,352 shares of unvested restricted stock.
(12)	Mr. Lukens was granted stock options to purchase 1,345 shares of stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $16,463. As of December 31, 2006, Mr. Lukens had 4,104 options outstanding.
(13)	Dr. Whitaker was granted 831 shares of restricted stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $24,988. As of December 31, 2006, Dr. Whitaker had 1,352 shares of unvested restricted stock.
(14)	Dr. Whitaker was granted stock options to purchase 1,345 shares of stock in 2006 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $16,463. As of December 31, 2006, Dr. Whitaker had 4,104 options outstanding.

We expect that the cash retainer for our independent directors will remain the same in 2007.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class III director and was nominated by our Nominating and Governance Committee, are proposed for election in Class III, to serve until the annual meeting of stockholders in 2010, or until their successors are elected and qualified:

•	E. William Barnett

•	Robert T. Blakely

•	Albert Chao

Unless instructed otherwise, the Proxies will be voted for the election of the three nominees named above. If any nominee is unable to serve, Proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS CLASS III DIRECTORS.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

E. William Barnett (age 74). Mr. Barnett was appointed as one of our directors on June 23, 2006. Mr. Barnett has served for over four decades as an attorney specializing in commercial and antitrust law with Baker Botts L.L.P., from which he retired in 2004. He served as Managing Partner of the law firm from 1984 to 1998. Mr. Barnett has extensive public company and community-based board experience. He is currently Lead Director, Reliant Energy, Inc., and Director, Enterprise Products G.P. Additionally, he has recently retired as Chairman of the Board of Trustees of Rice University. Currently, he is Chairman of the Baker Institute Advisory Board at Rice University, director of the Greater Houston Partnership, and past Chairman and current director of the Houston Zoo, Inc. He is also a director of the Center for Houston’s Future and St. Luke’s Episcopal Health Systems. Mr. Barnett holds a B.A. from Rice University and LL.B. from the University of Texas-Austin.

Robert T. Blakely (age 65). Mr. Blakely has been a director since August 2004. Mr. Blakely has served as Executive Vice President and Chief Financial Officer of the Federal National Mortgage Association (Fannie Mae) since January 2006. His prior positions include: Executive Vice President and Chief Financial Officer of MCI, Inc. from April 2003 to January 2006; President of Performance Enhancement Group, Ltd. from July 2002 to April 2003; Executive Vice President and Chief Financial Officer of Lyondell Chemical Company from November 1999 to June 2002; Executive Vice President of Tenneco Inc. from 1996 to November 1999 and Chief Financial Officer from 1981 to November 1999; and Managing Director of Morgan Stanley & Co. from 1980 to 1981 and an employee from 1970. He currently serves on the Board of Directors of Natural Resource Partners L.P. and is a trustee of Cornell University. In addition, Mr. Blakely was a Member of the Financial Accounting Standards Advisory Council from 1999 to 2003. He holds a B.M.E. degree in mechanical engineering and a M.B.A. in business administration from Cornell University and a Ph.D. from the Massachusetts Institute of Technology.

Albert Chao (age 57). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 30 years of international experience in the chemical industry. In 1985, Mr. Chao assisted his father T.T. Chao and his brother James Chao in founding Westlake, where he served as Executive Vice President until he succeeded James Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. He is also a director of Titan Chemicals Corp. Bhd. Mr. Chao is a trustee of Rice University. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

OTHER DIRECTORS

Class I Directors Serving Until 2008

Dorothy C. Jenkins (age 61). Ms. Jenkins has been a director since June 2003. For the past five years, Ms. Jenkins has managed her personal investments. She is also a member of the board of various civic and charitable organizations including the Polk Museum of Art and the John and Mable Ringling Museum of Art Foundation, Inc. Ms. Jenkins is the sister of James Chao and Albert Chao. She is a graduate of Wellesley College and holds a B.S. in Mathematics with additional graduate studies in Mathematics at the University of South Florida.

Max L. Lukens (age 58). Mr. Lukens has been a director since August 2004. Mr. Lukens served as President and Chief Executive Officer of Stewart & Stevenson Services, Inc. until May 25, 2006 and prior to that served as its Chairman of the Board, from December 2002 to March 2004, and Interim Chief Executive Officer and President, from September 2003 to March 2004. He was also previously employed by Baker Hughes Incorporated from 1981 to January 2000, where he served as Baker Hughes’ Chairman of the Board, President and Chief Executive Officer from 1997 to January 2000. In addition, he currently serves on the Board of Directors and the Audit Committee of NCI Building Systems, Inc. and the Board of Directors of The Pep Boys – Manny, Moe and Jack. He currently serves on the Board of Directors of the Children’s Museum of Houston, a charitable organization. Mr. Lukens was a Certified Public Accountant with Deloitte Haskins & Sells for 10 years and received both his B.S. and M.B.A. degrees from Miami University of Ohio.

Class II Directors Serving Until 2009

James Chao (age 59). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman of the Board. Mr. Chao also has responsibility for the oversight of our Vinyls business. Mr. Chao has over 30 years of international experience in the chemical industry. In June 2003, he was named Chairman of Titan Chemicals Corp. Bhd and previously served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General

Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother Albert Chao, assisted their father T.T. Chao in founding Westlake and served as Westlake’s first president from 1985 to 1996. Mr. Chao received his Bachelor of Science degree from Massachusetts Institute of Technology and an M.B.A. from Columbia University.

Dr. Gilbert R. Whitaker, Jr. (age 75). Dr. Whitaker has been a director since August 2004. Dr. Whitaker is the H. Joe Nelson III Professor Emeritus of Business Economics and Professor of Business Economics at the Jesse H. Jones Graduate School of Management of Rice University. His previous positions include: Dean of the Jesse H. Jones Graduate School of Management of Rice University during the period from July 1997 to June 2005; Provost and Executive Vice President for Academic Affairs at the University of Michigan from September 1990 to August 1995 and Dean and Professor of Business Economics at the University of Michigan School of Business Administration from 1979 to 1990; Dean and Professor of Business Economics at the M.J. Neeley School of Business at Texas Christian University from 1976 to 1978; and Associate Dean and Professor of Business Economics at the Graduate School of Business of Washington University in St. Louis from 1966 to 1976. From 1994 to 1997, he served as a Senior Advisor to the Andrew Mellon Foundation. He currently serves on the Board of Directors of the Forum for the Future of Higher Education and the Council of Overseers of the Jesse H. Jones Graduate School of Management and the Rice University Fund Council. Dr. Whitaker holds a B.A. in economics from Rice University, an M.S. in economics from the University of Wisconsin, and a Ph.D. in economics from the University of Wisconsin.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director, each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of April 2, 2007 and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Directors and Named Executive Officers	Direct	Other		Percent of Class
E. William Barnett	831	0		*
Robert T. Blakely	3,452	0		*
Albert Chao	58,994	46,005,277	(2)(3)	70.4
James Chao	65,042	46,005,277	(3)(4)	70.4
John D. Gibbons (5)	0	0		*
David R. Hansen	17,654	0		*
Dorothy C. Jenkins	8,452	46,005,277	(3)	70.3
Max L. Lukens	3,452	0		*
Wayne D. Morse	13,547	0		*
Stephen Wallace	14,518	200	(6)	*
Dr. Gilbert R. Whitaker, Jr.	3,452	0		*
All directors and executive officers as a group (15 persons, including those listed above)	270,575	46,005,477		70.7%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or officers are pledged as security.
(2)	Does not include common stock of the Company owned directly by James Chao and 20,000 shares of common stock owned by Albert Chao’s mother. Albert Chao shares a household with his mother and James Chao, but he disclaims beneficial ownership of these shares.
(3)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao. James Chao, Dorothy Jenkins, Albert Chao, TTWF and TTWFGP share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF. James Chao, Dorothy Jenkins and Albert Chao disclaim beneficial ownership of the 46,005,277 shares held by TTWF except to the extent of their respective pecuniary interest therein.
(4)	Does not include common stock of the Company owned directly by Albert Chao and 20,000 shares of common stock owned by James Chao’s mother. James Chao shares a household with his mother and Albert Chao, but he disclaims beneficial ownership of these shares.
(5)	Mr. Gibbons resigned effective February 24, 2007.
(6)	Mr. Wallace’s wife owns 200 shares of the Company’s common stock. Mr. Wallace disclaims any ownership interest in his wife’s shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
TTWF LP (1) 2801 Post Oak Boulevard Houston, Texas 77056	46,005,277	70.27%

Barclays Global Investors, NA (2) 45 Fremont Street San Francisco, California 94105	8,514,985	13.00%

(1)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao. TTWF LP and TTWFGP LLC each have shared voting power and shared dispositive power over 46,005,277 shares. As of April 2, 2007, James Chao had sole voting power and sole dispositive power over 50,482 shares, sole voting and no dispositive power over 14,560 shares, and shared voting power and shared dispositive power over 46,005,277 shares. Dorothy C. Jenkins had sole voting power and sole dispositive power over 7,100 shares, sole voting power and no dispositive power over 1,352 shares, and shared voting power and shared dispositive power over 46,005,277 shares. Albert Chao had sole voting power and sole dispositive power over 39,153 shares, sole voting and no dispositive power over 19,841 shares, and shared voting power and shared dispositive power over 46,005,277 shares. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 46,005,277 shares held by TTWF except to the extent of their respective pecuniary interest therein.
(2)	Based on Schedule 13G filed with the SEC on January 23, 2007. According to the filing, Barclays Global Investors, NA has sole voting power over 6,636,128 shares, sole dispositive power over 7,159,827 shares and shared voting power or shared dispositive power over no shares. According to the filing, Barclays Global Fund Advisors has sole voting and dispositive power over 101,300 shares and shared voting or dispositive power over no shares. According to the filing, Barclays Global Investors, Ltd. has sole voting power over 931,428 shares, sole dispositive power over 931,428 shares and shared voting power or shared dispositive power over no shares. According to the filing, Barclays Global Investors Japan Limited has sole voting power over 322,430 shares, sole dispositive power over 322,430 shares and shared voting power and shared dispositive voting power over no shares.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	Deliberative Process

•	Use of Third-Party Consultants

•	Compensation Philosophy and Program Objectives

•	Elements of the Program

•	Post-Employment Programs

•	Employment Agreements and Change-in-Control and Severance Arrangements

•	Deferred Compensation

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEO’s”) and other employees designated as executives of the company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of one independent board member who serves as the Committee’s chair and two non-independent members of the Board, one of whom is the President and CEO and the other of whom is the sister of the President and CEO and the Chairman of the Board.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•

reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation annually, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEO’s and other Executives;

•	administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives of the Company;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to employees of the Company; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

Compensation Consultant

To assist the Committee in respect of its oversight responsibilities, the Committee utilizes the services of independent third-party compensation and accounting consultants to conduct compensation surveys, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. In this regard, beginning in 2005 and continuing to the present, the Committee has engaged the services of Towers Perrin HR Services (“Towers Perrin”) as its independent compensation consultant to advise the Committee on matters relative to executive compensation and other general compensation matters. Towers Perrin assists the Committee by providing comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and general industry programs.

The Deliberative Process

In establishing target executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) that are used as a benchmark in establishing executive compensation targets. The companies that comprise the Peer Group are selected annually from among companies within the chemical industry of relative comparable size to Westlake, with executive positions of similar scope and responsibility and from among companies with whom Westlake may compete for executive talent. The following companies make up the current Peer Group utilized by the Committee in 2007: Albemarle Corporation, Cabot Corporation, Celanese AG, Chemtura Corporation, Cytec Industries Inc., Eastman Chemical Company, FMC Corporation, Georgia Gulf Corporation, Hercules Incorporated, Huntsman Corporation, Kronos Worldwide, Inc., Lyondell Chemical Company, The Lubrizol Corporation, The Mosaic Company, Nalco Holding Company, Olin Corporation, PolyOne Corporation, Rockwood Holdings, Inc., Tronox Incorporated, Wellman, Inc. and W.R. Grace & Co. Among the Peer Group, Westlake is approximately at the median of the group in revenue and market capitalization based upon year-end 2006 data. In addition to referring to the Peer Group, Towers Perrin references other companies that participate in the broader chemical industry as well as the industry-at-large in establishing their survey data. Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentive and equity awards. In conducting its survey work, Towers Perrin reports directly to the Committee on each of these component pieces as well as on a composite total compensation basis.

The Committee meets at least annually to specifically address the compensation of the PEO, other NEO’s and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s performance relative to its competitors within the commodity chemical industry with similar products and markets as the Company, and reviews the findings and market information provided by Towers Perrin in setting and approving the PEO’s compensation. During this deliberation, the PEO is excused from the meeting to allow the other members of the Committee to deliberate independently on the PEO’s compensation. The PEO then presents his recommendations to the Committee regarding the compensation to be provided to the other NEO’s and other Executives. The PEO and the Committee, after considering input from Towers Perrin, set the compensation for these Executives.

Third-Party Consultants

In addition to Towers Perrin, the Committee and management periodically engage other third-party consultants to assist in the development, assessment and analysis of the Company’s compensation programs. Management and the Committee have consulted with various law firms regarding compliance and regulatory elements of the programs. The Committee may engage these consultants directly if it chooses. Additionally, management utilizes the services of Stern Stewart & Co., an independent consulting firm, to assist management and the Committee in developing targets and mechanisms for the payment of cash incentives based upon the concept of economic value added or EVA® (“EVA”).

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•

placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added value;

•	aligning management interests with the interests of the stockholders and providing return to the stockholders above the invested cost of capital through the use of EVA; and

•	balancing short-term objectives with long-term strategic initiatives and thinking through the design of both short-term and long-term pay programs.

Elements of the Program

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical industry and the broader market for executive talent. To help determine the components of the program, their relative weighting and the size of the awards, the Company uses the services of third-party compensation experts as noted above. These experts conduct surveys and benchmarking studies of the relative markets, including specific emphasis on companies within the commodity chemical industry of similar size and scope as the Company. Each element has been allocated in the total compensation package to work in harmony with the other elements in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements.

Executive Performance

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEO’s and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s performance of his or her job against predetermined goals and objectives. As a first step, the PEO provides his evaluation of each Executive culminating in the assignment of a numerical Individual Performance Factor (“IPF”) ranging from 80 to 120. This factor is based upon the achievement of specific goals and objectives and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors, including: values and ethics, communications, leadership and vision, fiscal management, people management, teamwork, commitment to health, safety and environmental matters, and problem solving. Secondly, the Committee can make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the market survey data, the Committee finally establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for the PEO, other NEO’s and other Executives for 2007, the Committee considered the description of the position, the Peer Group and other relevant market comparisons, the scope and range of responsibility, accountability and business impact of the position. To assist it in setting these rates, the Committee used Towers Perrin to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, on average, the base pay of the Executives should be targeted to be within 90% to 110% of the 50th percentile of the market to ensure market competitiveness. Base pay is evaluated on an annual basis using then current market information and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For information on the salaries paid to the PEO and the other NEO’s during 2006, see “Executive Compensation—2006 Summary Compensation Table”. In February 2007, the Committee approved the following increases in base salaries for the following NEO’s from the previous year’s base salaries: from $640,000 to $740,000 for Mr. Albert Chao, from $470,000 to $530,000 for Mr. James Chao, from $297,000 to $310,000 for Mr. Morse, from $278,000 to $295,000 for Mr. Hansen, and from $272,000 to $295,000 for Mr. Wallace. Mr. M. Steven Bender, who served as the Company’s Vice President and Treasurer during 2006 and assumed the additional title of Chief Financial Officer on February 24, 2007, received a base salary of $280,000 beginning in February 2007. These increases in base salaries reflected individual accomplishments and goal attainment, adjustments needed to maintain market competitiveness based on survey data, and the increasingly competitive market for executive talent, among other things.

Cash Incentive Plans—Each Executive is eligible to be considered to receive payments from the Company’s EVA Management Incentive Plan (“EVAIP”) and Quarterly Incentive Plan (“QIP”). These short-term, annual or quarterly cash awards are tied directly to important financial and operational goals and metrics and are designed to focus management’s attention on important near-term actions that will also lead to long-term success of the organization. The bonus potential of these plans has been designed to serve as a significant incentive for continuous improvement and to provide compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical industry.

The EVAIP is an annual cash bonus which is awarded on the basis of achievement of an EVA target for a particular year. EVA is the principal financial metric used by the Company by which business performance and opportunities are evaluated. EVA is equal to the net operating profit after tax less a capital charge (an amount equal to the capital of the business times the cost of the capital) and is used to determine economic profit. An achievement of an EVA target means that management is providing returns to the stockholders above their invested cost of capital. Thus, when management is rewarded for achieving a particular EVA target, its interests are then aligned with the interests of the stockholders.

Under the terms of the EVAIP, a target bonus is established by the Committee for the PEO, other NEO’s and other Executives generally ranging from 25% to 75% of base pay (as of December 31st of each year) depending on the position, level and range of responsibility. In establishing the target bonus, the Committee reviews the recommendations of the PEO, and considers the Peer Group and other relevant market data provided by Towers Perrin. The Committee has established the target bonuses for the PEO and the NEO’s for 2006 and 2007 as follows (including the target bonus of Mr. Bender):

	2006	2007
• Mr. Albert Chao	75%	75%
• Mr. James Chao	75%	75%
• Mr. Morse	40%	50%
• Mr. Hansen	40%	45%
• Mr. Wallace	35%	40%
• Mr. Bender	30%	45%

EVAIP bonus payments are based on the following factors:

•

EVA Target: An achievement of an EVA target (“EI”) for a particular year. Management establishes an EI for the Company and each of its two business segments (olefins and vinyls) at the beginning of each year pursuant to the provisions of the EVAIP. This factor for each Executive is dependent upon the Executive’s respective business segment to the extent he or she principally supports either business segment. If the Executive has a corporate assignment (such as finance, administration or legal), his or her target is a weighted average of each of the olefins and vinyls EIs.

•

The non-financial factors (“NFF”): At the beginning of each year, management establishes specific targets for the achievement of goals for certain NFF for each of the major operating units within the respective business segments and the applicable corporate staff assignments such as accounting, human resources and information technology. Some of the most common targets include reducing OSHA recordable accidents at plant locations, meeting budgeted production levels and/or sales volumes, ensuring that operating costs are at or below budgeted levels and meeting product quality targets. Thus, the calculation of the NFF factor is dependent upon the Executive’s attainment of goals relative to his or her respective business segment or corporate assignment.

•	The IPF (individual performance factors): previously described above.

This target EVA bonus is referred to as 1X, meaning that if EI is met, the Executive would be eligible for a bonus equal to one times the target bonus. If the actual EVA achievement (“AI”) was higher or lower than EI, a higher or lower bonus would be paid. The increase or decrease to the target bonus percentage is directly proportional to the percentage increase or decrease in AI over EI.

The NFF is used as another factor to calculate the final bonus. The NFF is included in the bonus structure to focus management’s attention on important operational and tactical goals and objectives which ultimately impact the success of the organization and add to stockholder value. A weight of 10% toward the final declared bonus calculation is attributed to the NFF.

Lastly, the EVA bonus is multiplied by the IPF as a modifier.

The Company has established a system under the EVAIP whereby one-third of the sum of the beginning-of-year EVAIP bonus balance and the current year’s declared bonus is paid in the form of a cash payment each year. The remaining balance is carried forward as the beginning balance for the next year. The Company established this system to provide a smoothing of bonus payments to the participants given the cyclical nature of the commodity chemical business. Thus, in years where the declared EVA bonus is very high, only a portion of the bonus is paid to allow for a balance to be available in years in which the industry cycle is on the downside. An Executive must be an active employee on the Company’s payroll on the day of the payment of the EVA bonus for a bonus payment to be made. If the Executive voluntarily terminates employment, no EVAIP bonus balance existing at the time of his or her departure will be paid.

Our AI was less than EI in 2006 and approximately 0.5X was added to the EVA bonus system for each of the NEO’s. The EVAIP payment for 2006 was 1.66X for Mr. Albert Chao and Mr. James Chao, 1.85X for Mr. Morse, and 1.67X for Mr. Hansen and Mr. Wallace.

The EVAIP payments are typically made in March of each year.

The QIP is a short-term cash incentive paid to all eligible employees and Executives on a quarterly basis for the achievement of short-term operating goals for their respective departments, units or operations that are similar to the factors that make up the NFF in the EVAIP. For example, the targets for an operating unit under either the olefins or the vinyls business segment would typically include goals for x pounds of production at a prescribed cost per pound, with a goal to limit or reduce safety and environmental incidents and to improve product quality. The QIP award for NEO’s with corporate assignments is based upon keeping operating expenses within budgeted amounts for the applicable corporate departments and a weighted average of the NFF for each of the business segments. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year and are measured each quarter to determine the level of goal achievement and the amount of payment to be made. The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspect of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for the NEO’s and Mr. Bender is 2% of base pay per quarter or 8% on an annual basis. Actual payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 2% would be paid, or 1.2%. In all cases, payment will not be made if the Company’s overall return on capital employed is less than an established target. Executives are paid under this plan in the same manner as other employees.

Long-term Incentives (“LTI”)—A long-term, equity-based incentive program has been adopted by the Board of Directors to 1) foster a long-term view of the business, 2) assist in retaining and rewarding Executives for their efforts and achievements, and 3) provide management with an ownership interest in the Company to further help to align their actions with those of the stockholders. In this regard the Board has adopted, and the stockholders have approved, the 2004 Plan to provide for the reservation and allocation of shares of the Company’s common stock to be used for executive compensation. Under the terms of the 2004 Plan, the Company may grant Executives a variety of forms of stock-based compensation. At present the Company has chosen to provide awards of non-qualified stock options and restricted stock on an annual basis. In determining the targeted LTI award, the Committee again consults with the PEO and reviews the survey work and recommendations of Towers Perrin regarding the competitive market and generally utilizes the same deliberative process as earlier described for base pay. Thus, as with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. Typically, awards are sized to meet a percentage of base-pay target. For more information on LTI awards granted to the NEO’s in 2006, please see “Executive Compensation—2006 Grants of Plan-Based Awards”.

The LTI targets set for the PEO, the other NEO’s and Mr. Bender for 2006 and 2007 are as follows:

	2006	2007
• Mr. Albert Chao	100%	150%
• Mr. James Chao	100%	150%
• Mr. Morse	50%	60%
• Mr. Hansen	45%	50%
• Mr. Wallace	40%	45%
• Mr. Bender	35%	45%

The LTI awards for the PEO, other NEO’s and other Executives are split, based on value at the time of grant, at the rate of 50% stock options and 50% restricted stock. The Committee has chosen to provide both stock options and restricted stock in this 50%/50% ratio to recognize the unique characteristic of each award type. While both awards provide management with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award and the Executives may receive no compensation if the strike price for the options never exceeds the market price following vesting of the options. On the other hand, restricted stock awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. Thus, the equal split of awards for options and restricted shares is designed to provide a balanced award.

Stock Options—Under the provisions of the 2004 Plan, the Company may grant stock options to executive and senior management personnel. The Company typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Company to date have had a 10-year term with a three- or four-year ratable vesting period, with the vesting periods varying depending on market conditions and the Company’s overall competitiveness in the market at the time of the grants. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock—As with stock options, the Company typically grants awards of restricted stock annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. Awards that the Company granted prior to 2007 vested over a three-year period at a rate of  1/3 per year. The awards granted by the Company in 2007 will vest 100% at the end of three years as a means of strengthening the Company’s overall executive retention efforts.

Supplemental LTI—In February 2007, the Committee, in consultation with the PEO and in consideration of the Towers Perrin survey data, approved a one-time supplemental LTI award to the NEO’s and certain other Executives (excluding the PEO and the Chairman of the Board) to enhance the Company’s overall ability to incentivize and retain its senior executives in view of the increasingly competitive market for executive talent. This award included grants of stock options and restricted stock which are exercisable in equal installments of 50% on February 23, 2012 and 50% on August 23, 2016. All such options expire on February 23, 2017. Mr. Morse was awarded 15,357 stock options and 7,909 shares of restricted stock. Mr. Hansen was awarded 23,036 stock options and 11,863 shares of restricted stock. Mr. Wallace was awarded 15,357 stock options and 7,909 shares of restricted stock. Mr. Bender was awarded 30,714 stock options and 15,818 shares of restricted stock.

Perquisites—All Executives are eligible for a Company-paid membership in a local dining and/or athletic club and a Company-paid annual physical examination. These perquisites are provided as further means to attract and retain Executives, to provide Executives with access to facilities that may also be used for business entertainment and to promote personal health and wellness.

Post-Employment Programs

Retirement—Executives are eligible for participation in the same retirement, pension and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for all eligible employees and Executives equal to 5% of their annualized base pay up to the IRS limits ($220,000 for 2006 and $225,000 for 2007). The Company sponsors one legacy defined-benefit pension plan for salaried employees as a result of an acquisition from Goodrich Corporation. One NEO, Mr. Wayne Morse, a former employee of Goodrich Corporation, currently participates in this plan under the same terms and conditions applicable to all eligible former salaried employees of Goodrich Corporation who became employees of the Company. This plan was frozen to new entrants as of January 1, 1997. For more information on this plan, see “Executive Compensation—2006 Pension Benefits”.

Employment Agreements and Severance & Change in Control Arrangements—The Company does not typically enter into employment agreements with Executives; however, each Executive is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including the compensation features. None of these offer letters currently contains a provision for payments upon a change-in-control. However, in a limited number of cases, some Executives are provided a severance benefit in the event of involuntary termination without cause. In these cases, the benefit ranges up to a maximum of 12 months of base pay. For more information, see “Executive Compensation—Employment Agreements”.

Deferred Compensation Programs—The Company has no deferred compensation programs except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2007 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall be deemed to be “furnished” rather than “filed” with the Commission, and, therefore, not subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Max L. Lukens, Chairman

Albert Chao

Dorothy C. Jenkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Albert Chao and Dorothy C. Jenkins are members of the Compensation Committee and are not “independent” as defined by the listing standards of the New York Stock Exchange.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe all stock transaction reports required to be filed with the SEC under Section 16(a) of the Securities Exchange Act of 1934 in 2006 were timely filed by all directors, officers and beneficial owners of more than 10% of our common stock.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2006 by the NEO’s.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Albert Chao	2006	$608,333	$—	$134,878	$168,726	$830,280	$—	$20,059	$1,762,276
President and Chief Executive Officer

James Chao	2006	$446,667	$—	$98,910	$129,686	$609,733	$—	$19,608	$1,304,604
Chairman

John D. Gibbons	2006	$252,500	$—	$10,417	$5,919	$13,271	$—	$89,021	$371,128
Former Senior Vice President and Chief Financial Officer(7)

Wayne Morse	2006	$292,500	$—	$34,949	$50,308	$233,698	$108,035	$7,813	$727,303
Senior Vice President, Vinyls

David R. Hansen	2006	$271,667	$—	$27,958	$65,673	$200,106	$—	$18,705	$584,109
Senior Vice President, Administration

Stephen Wallace	2006	$267,700	$—	$23,311	$43,381	$163,976	$—	$18,664	$517,032
Vice President, General Counsel and Secretary

(1)	See “Compensation Discussion and Analysis — Elements of the Program — Base Pay” for more information on base salary.
(2)	These amounts represent the compensation cost recognized by us in 2006 related to restricted stock awards to our named executive officers, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	These amounts represent the compensation cost recognized by us in 2006 related to stock option awards to our named executive officers, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	The amounts represent the sum of (A) a QIP quarterly incentive bonus amount earned in 2006 and (B) an EVAIP payout in 2006. See “Compensation Discussion and Analysis — Elements of the Program — Cash Incentive Plans” for more information on these non-equity incentive awards.
(5)	The amount represents the change in actuarial present value of the accumulated present value of the accumulated benefit under our defined benefit plan at December 31, 2006, as compared to December 31, 2005.
(6)	The amounts include the following:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 5% of Annualized Base Pay (Up to $220,000 In 2006)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock	Moving Expenses
Albert Chao	$17,600	$768	$1,691	—
James Chao	$17,600	$768	$1,240	—
John D. Gibbons	$542	$512	$166	$87,801
Wayne Morse	$6,600	$768	$445	—
David Hansen	$17,581	$768	$356	—
Stephen Wallace	$17,600	$768	$296	—

(7)	Mr. Gibbons joined the Company in March 2006 and left in February 2007.

2006 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	3/15/2006	—	—		—	—	—	—	5,794	—	—	$209,163
	3/15/2006	—	—		—	—	—	—	—	9,514	$36.10	$145,231
		—	$480,000	(3)	—	—	—	—	—	—	—	—
		—	$51,200	(4)	—	—	—	—	—	—	—	—
James Chao	3/15/2006	—	—		—	—	—	—	4,249	—	—	$153,389
	3/15/2006	—	—		—	—	—	—	—	6,977	$36.10	$106,504
		—	$352,500	(5)	—	—	—	—	—	—	—	—
		—	$37,600	(6)	—	—	—	—	—	—	—	—
John D. Gibbons	5/15/2006	—	—		—	—	—	—	1,548	—	—	$50,000
	5/15/2006	—	—		—	—	—	—	—	2,701	$32.30	$37,882
		—	—		—	—	—	—	—	—	—	—
		—	—		—	—	—	—	—	—	—	—
Wayne D. Morse	3/15/2006	—	—		—	—	—	—	1,159	—	—	$41,840
	3/15/2006	—	—		—	—	—	—	—	1,903	$36.10	$29,049
		—	$118,800	(7)	—	—	—	—	—	—	—	—
		—	$23,760	(8)	—	—	—	—	—	—	—	—
David R. Hansen	3/15/2006	—	—		—	—	—	—	927	—	—	$33,465
	3/15/2006	—	—		—	—	—	—	—	1,522	$36.10	$23,233
		—	$111,200	(9)	—	—	—	—	—	—	—	—
		—	$22,240	(10)	—	—	—	—	—	—	—	—
Stephen Wallace	3/15/2006	—	—		—	—	—	—	845	—	—	$30,505
	3/15/2006	—	—		—	—	—	—	—	1,388	$36.10	$21,188
		—	$95,200	(11)	—	—	—	—	—	—	—	—
		—	$21,760	(12)	—	—	—	—	—	—	—	—

(1)	Represents grants of QIP and EVAIP incentive awards. The amount shown in the “target” column represents the target percentage of each NEO’s 2006 base salary for each award. There is no “threshold” or “maximum” with respect to these awards. Mr. Gibbons will not receive any payout under his awards as a result of his departure from the Company in February 2007. Please see “Compensation Discussion and Analysis — Elements of the Program — Long-Term Incentives” for more information regarding the QIP and EVAIP incentive awards.
(2)	Represents the full grant date fair value of the awards calculated in accordance with Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	EVAIP award based on a target percentage of 75% of Mr. Albert Chao’s base salary for 2006.
(4)	QIP award based on a target percentage of 8% of Mr. Albert Chao’s base salary for 2006.
(5)	EVAIP award based on a target percentage of 75% of Mr. James Chao’s base salary for 2006.
(6)	QIP award based on a target percentage of 8% of Mr. James Chao’s base salary for 2006.
(7)	EVAIP award based on a target percentage of 40% of Mr. Morse’s base salary for 2006.
(8)	QIP award based on a target percentage of 8% of Mr. Morse’s base salary for 2006.
(9)	EVAIP award based on a target percentage of 40% of Mr. Hansen’s base salary for 2006.
(10)	QIP award based on a target percentage of 8% of Mr. Hansen’s base salary for 2006.
(11)	EVAIP award based on a target percentage of 35% of Mr. Wallace’s base salary for 2006.
(12)	QIP award based on a target percentage of 8% of Mr. Wallace’s base salary for 2006.

2006 Outstanding Equity Awards At Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Albert Chao	29,600	14,800	(2)	$14.50	8/16/2014	—		—
	3,386	10,161	(3)	$27.22	8/31/2015	—		—
	—	9,514	(4)	$36.10	3/15/2016	—		—
	—	—		—	—	5,855	(5)	$183,730
	—	—		—	—	5,794	(6)	$181,816
James Chao	23,533	11,767	(2)	$14.50	8/16/2014	—		—
	2,483	7,451	(3)	$27.22	8/31/2015	—		—
	—	6,977	(4)	$36.10	3/15/2016	—		—
	—	—		—	—	4,294	(5)	$134,746
	—	—		—	—	4,249	(6)	$133,334
John D. Gibbons	—	2,701	(7)	$32.30	5/15/2016	—		—
	—	—		—	—	1,548	(8)	$48,576
Wayne D. Morse	—	4,834	(2)	$14.50	8/16/2014	—		—
	—	3,048	(3)	$27.22	8/31/2015	—		—
	—	1,903	(4)	$36.10	3/15/2016	—		—
	—	—		—	—	1,757	(5)	$55,135
	—	—		—	—	1,159	(6)	$36,369
David R. Hansen	—	7,767	(2)	$14.50	8/16/2014	—		—
	812	2,439	(3)	$27.22	8/31/2015	—		—
	—	1,522	(4)	$36.10	3/15/2016	—		—
	—	—		—	—	1,406	(5)	$44,120
	—	—		—	—	927	(6)	$29,089
Stephen Wallace	—	4,734	(2)	$14.50	8/16/2014	—		—
	648	1,946	(3)	$27.22	8/31/2015	—		—
	—	1,388	(4)	$36.10	3/15/2016	—		—
	—	—		—	—	1,122	(5)	$35,208
	—	—		—	—	845	(6)	$26,516

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 29, 2006 ($31.38 per share).
(2)	These stock options vest or vested in three equal installments on August 16, 2005, August 16, 2006 and August 16, 2007.
(3)	These stock options vest or vested in four equal installments on August 31, 2006, August 31, 2007, August 31, 2008 and August 31, 2009.
(4)	These stock options vest or vested in four equal installments on March 15, 2007, March 15, 2008, March 15, 2009 and March 15, 2010.
(5)	These shares of restricted stock vest or vested in three equal installments on August 31, 2006, 2007, and 2008.
(6)	These shares of restricted stock vest or vested in three equal installments on March 15, 2007, 2008, and 2009.
(7)	These stock options will not vest as a result of Mr. Gibbons’ departure from the Company in February 2007.
(8)	These shares of restricted stock will not vest as a result of Mr. Gibbons’ departure from the Company in February 2007.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Albert Chao	—	—	2,927	$86,771
James Chao	—	—	2,146	$63,618
John D. Gibbons	—	—	—	—
Wayne D. Morse	10,682	$159,108	878	$26,028
David R. Hansen	7,767	$116,628	702	$20,811
Stephen Wallace	4,733	$68,878	560	$16,601

(1)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(2)	Based on the market price of our common stock on the applicable vesting date.

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During 2006 ($)
Albert Chao	—	—	—		—
James Chao	—	—	—		—
John D. Gibbons	—	—	—		—
Wayne Morse	Salaried Plan	39	$734,577	(1)	—
David R. Hansen	—	—	—		—
Stephen Wallace	—	—	—		—

(1)	Represents the present value of accumulated benefits as of December 31, 2006 based on a 5.75% interest rate and the RP-2000 combined healthy male mortality table. For the purposes of calculating the change in actuarial present value of the accumulated benefit for Mr. Morse in our defined benefit plan as of December 31, 2006 compared to December 31, 2005 in the 2006 Summary Compensation Table, a 5.50% interest rate and the General Actuarial Mortality Table 1983 (male table) were utilized for the December 31, 2005 amount.

The Company maintains the Westlake Salaried Employees’ Defined Benefit Plan and the Westlake Wage Employees’ Defined Benefit Plan, which cover substantially all of the salaried and all of the wage employees of one of our subsidiaries, respectively. Benefits for salaried employees are based primarily on years of service and the employees’ pay near retirement. Benefits for wage employees are based upon years of service and a fixed amount as periodically adjusted. We recognize the years of service prior to our acquisition of the facilities related to the subsidiary’s business for purposes of determining vesting, eligibility and benefit levels for certain employees of the subsidiary and for determining vesting and eligibility for certain other employees of the subsidiary. Mr. Morse is our only NEO who is eligible to participate in the Westlake Salaried Employees’ Defined Benefit Plan.

The present value of accumulated benefits under the Westlake Salaried Employees’ Defined Benefit Plan is based on the assumptions used for SFAS No. 132 financial accounting disclosure, except that we assume a retirement age of 65, which is the normal retirement age under such plan. It also assumes payment of the benefit under the basic form of allowance provided under such plan (payment for the life of the employee with five years certain).

Under such plan, the annual retirement benefit consists of the following:

(1)	1.15% of Mr. Morse’s “final average compensation” (as defined below) as of the date of retirement multiplied by the number of years of his credited service, plus

(2)	0.45% of Mr. Morse’s “final average compensation” in excess of “covered compensation” (as defined below) as of the date of his retirement multiplied by the number of years of his credited service (not to exceed 35 years), less

(3)	$43,936.68, which represents the frozen accrued benefits payable to Mr. Morse under the Goodrich Corporation pension plan.

This benefit calculation under the Westlake Salaried Employees’ Defined Benefits Plan includes service earned by Mr. Morse while employed at Goodrich Corporation. Therefore, the benefit accrued by Mr. Morse at Goodrich Corporation is used as an offset to such plan to avoid giving double credit for his Goodrich Corporation service.

The “final average compensation” is the average of the highest four consecutive calendar years of earnings. Earnings include W-2 compensation and amounts contributed under the provisions of the applicable employee benefit plan. Earnings exclude year-end profit sharing bonus, expatriate pay, relocation allowances and auto allowances. “Covered compensation” is the average of the taxable wage basis for the 35-year period ending with the calendar year in which an individual attains social security retirement age within the meaning of the Social Security Act. Credited service is calculated on actual years of service.

The plan allows participants to retire early after attaining the age of 55 and completing 10 years of service. The early retirement benefit is reduced 6% for each year early retirement precedes the age of 62. Mr. Morse is currently eligible for early retirement.

EMPLOYMENT AGREEMENTS

We entered into an agreement with Mr. Gibbons in March 2006, under which Mr. Gibbons agreed to serve as our Senior Vice President and Chief Financial Officer. A copy of this agreement has been filed as an exhibit to our Annual Report on Form 10-K. Under the terms of the agreement, Mr. Gibbons’ base salary in 2006 was $325,000. He was also eligible for an annual cash bonus target of 40% of annual base salary under the EVAIP and a quarterly bonus of 2% of annual base salary under the provisions of the QIP.

We have agreed with Mr. Morse that his annual base salary will be not less than $245,018 and have agreed to pay him for twelve months at his then current salary in the event of his involuntary termination, except in the case of cause, death, disability or retirement. A copy of Mr. Morse’s agreement has been filed as an exhibit to our Annual Report on Form 10-K.

We entered into an agreement with Mr. Wallace in November 2003 under which Mr. Wallace agreed to serve as our Vice President and General Counsel. A copy of this agreement has been filed as an exhibit to our Annual Report on Form 10-K. Under the terms of the agreement, Mr. Wallace is eligible for an annual cash bonus target of 30% of annual base salary under the EVAIP and a quarterly bonus of 2% of annual base salary under the provisions of the QIP. Under the terms of the agreement, if Mr. Wallace is terminated by us other than for cause, then we will pay Mr. Wallace the following amount based on the year of his termination: during 2007, base pay for two months; and during 2008, base pay for one month.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Code of Conduct, each of our employees (including our NEO’s) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from an affiliate, Westlake Post Oak Center, Ltd., under a lease that expires on February 28, 2010. Total annual payments under the lease in 2006 were approximately $1.3 million.

Effective July 1, 2004, Westlake Management Services, Inc. (WMS) and Titan Petrochemical & Polymers Berhad (now known as Titan Chemicals Corp. Bhd), a Malaysian affiliate of our principal stockholder, entered into a service level agreement under which WMS provides services to Titan Chemicals Corp. Bhd. The basic fee under the agreement is $0.5 million per year, plus additional reimbursements of actual costs, overhead, administrative fees, and/or profit margin for certain additional services. The agreement expires on June 30, 2007. WMS received approximately $861,000 for services under the agreement in 2006.

In addition, effective as of January 1, 2004, our subsidiary WMS entered into an agreement with our affiliate Gulf United Investments Corporation, or GUIC, to perform certain administrative services, including tax, accounting, human resources, legal and risk management, for GUIC on behalf of itself and on behalf of TTWF LP, our principal stockholder, and its affiliates Westlake Industries, Inc., or WII, and Tanglewood Property Management Co., or TPMC, for an annual base fee of $300,000, based upon actual costs, a pre-determined percentage of overhead and profit margin. In addition to this base fee, GUIC will reimburse WMS for all direct costs and expenses incurred by WMS on behalf of GUIC and those affiliates in the course of providing services under the agreement. GUIC will also reimburse WMS for a pre-determined percentage of overhead and profit margin of WMS for certain services. This agreement was subsequently modified in 2004 to have TTWF LP replace GUIC as the signatory to the agreement. This modification did not change any other terms and conditions of the agreement, and WMS still performs the above-described services for GUIC, TTWF LP, WII and TPMC. WMS received approximately $307,000 for these services in 2006.

PROPOSAL 2—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2006 and 2005, we paid the following fees to PricewaterhouseCoopers LLP:

Fees	2006	2005
Audit fees (1)	$2,277,450	$2,062,698
Audit-related fees (2)	66,000	150,000
Tax fees (3)	557,443	441,552
All other fees (4)	4,199	—

Total fees billed	$2,905,092	$2,654,250

(1)	Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, statutory audits of our subsidiaries, audit of internal controls, quarterly review of our consolidated financial statements, reviews of documents filed with the SEC, registration statements and comfort letters.
(2)	Audit-related fees represent fees billed for professional services rendered for audits of employee benefit plans, attest services and accounting consultations.
(3)	Tax fees represent fees billed for professional services rendered for tax planning, tax advice and tax compliance.
(4)	All other fees include auditor-sponsored seminars and accounting research database licenses.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

Four directors make up the Audit Committee of our Board of Directors: Robert T. Blakely (chairman), E. William Barnett, Max L. Lukens and Dr. Gilbert R. Whitaker, Jr.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s Investor Relations Web site (www.westlakechemical.com under “Investor Relations”).

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

On December 31, 2006, the Audit Committee was comprised of Mr. Robert T. Blakely, Mr. E. William Barnett, Mr. Max L. Lukens and Dr. Gilbert Whitaker, Jr. Mr. Barnett became a member of the Audit Committee on August 18, 2006. The Audit Committee met seven times during 2006. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2006, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) (as modified by Statement on Auditing Standards No. 90), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from PricewaterhouseCoopers LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), which the Audit Committee has received.

The Audit Committee also reviewed and discussed with the Company’s management and the independent registered public accounting firm management’s report and PricewaterhouseCoopers LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommend to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Robert T. Blakely, Chairman

E. William Barnett

Max L. Lukens

Dr. Gilbert R. Whitaker, Jr.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the annual meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CHEMICAL CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2008 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than December 15, 2007, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2008. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the Proxy Statement but seeking to have its proposal considered at the 2008 annual meeting, if that stockholder fails to notify us in the manner set forth above of its proposal by January 21, 2008, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2008 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the Proxy Statement for the 2008 annual meeting of stockholders. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

Stephen Wallace

Vice President, General Counsel and Secretary

April 13, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

WESTLAKE CHEMICAL CORPORATION

May 18, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon as

possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000100 7

051807

THIS PROXY WILL BE VOTED OR NOT VOTED AS YOU DIRECT BELOW.

IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1 - ELECTION OF CLASS III DIRECTORS

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

G. William Barnett

Robert T. Blakely

Albert Chao

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Proposal 2 - RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS WESTLAKE CHEMICAL CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

FOR

AGAINST

ABSTAIN

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

THANK YOU FOR VOTING

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

I PLAN TO ATTEND THE ANNUAL MEETING

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

In order to reduce the costs associated with producing and mailing your Annual Report and Proxy Statement in future years, we urge you to elect on your proxy card that you would like to view your Annual Report and Proxy Statement electronically via the Internet. Your election can be revoked at any time by calling 1-800-PROXIES. You will continue to receive your proxy card in the mail, regardless of your election.

If you vote your proxy by telephone or on the Internet, you do NOT need to mail back your proxy card.

IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL. HAVE YOUR VOTING DIRECTION CARD IN HAND.

TO VOTE BY PHONE THROUGH OUR TABULATOR, AMERICAN STOCK TRANSFER & TRUST COMPANY:

• On a touch-tone telephone call Toll Free 1-800-PROXIES - 24 hours a day - 7 days a week.

• Enter your eleven-digit Control Number, which is indicated on the other side of this card.

• Follow the voice instructions.

1

PROXY

PROXY

WESTLAKE CHEMICAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting - May 18, 2007

The undersigned hereby appoints David R. Hansen and Jerry Campbell as proxy holders with full power to act alone and with power of substitution, to vote all stock which the undersigned could vote at the Company’s Annual Meeting of Stockholders to be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on May 18, 2007, at 9:00 a.m. (local time), and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting, all as described in the accompanying Notice and Proxy Statement.

This Proxy is Continued on the Reverse Side Please Sign on the Reverse Side and Return Promptly

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF WESTLAKE CHEMICAL CORPORATION

May 18, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on May 17, 2007.

20330000000000000100 7

051807

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THIS PROXY WILL BE VOTED OR NOT VOTED AS YOU DIRECT BELOW.

IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Proposal 1 - ELECTION OF CLASS III DIRECTORS

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

G. William Barnett Robert T. Blakely Albert Chao

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Proposal 2 - RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS WESTLAKE CHEMICAL CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

FOR

AGAINST

ABSTAIN TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

THANK YOU FOR VOTING

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

I PLAN TO ATTEND THE ANNUAL MEETING

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.